                                                                    EXHIBIT 4.03

                      FIRST AMENDMENT TO CREDIT AGREEMENT


         THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 19, 1995 (this "Amendment"), is among COMSHARE, INCORPORATED, a Michigan corporation (the "Company"), the Banks set forth on the signature pages hereof (collectively, the "Banks") and NBD BANK, formerly known as NBD Bank, N.A., as agent for the Banks (in such capacity, the "Agent").

                                    RECITALS


         A. The Company, the Banks and the Agent are parties to an Amended and Restated Credit Agreement, dated as of October 31, 1994, (the "Credit Agreement"), pursuant to which the Banks agreed, subject to the terms and conditions thereof, to extend credit to the Company.

         B. The Company has requested the ability to request loans under the Credit Agreement denominated in foreign currencies and the Agent and the Banks are willing to do so strictly in accordance with the terms hereof, and provided the Credit Agreement is amended as set forth herein, and the Company has agreed to such amendments.

                                     TERMS

         In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:



ARTICLE 1. AMENDMENTS. Upon fulfillment of the conditions set forth in Article III hereof, the Credit Agreement shall be amended as follows:

         1.1     Section 1.1 shall be amended as follows:

                 (a) The definition of "Applicable Margin" shall be amended by deleting the paragraph after the table set forth therein and inserting the following in place thereof:

                 The Applicable Margin with respect to any Floating Rate
                 Loan shall be adjusted each time the Applicable Margin is adjusted as described above, and the Applicable Margin with respect to any Eurodollar Rate Loan shall be set at the Applicable Margin in effect at the beginning of the related Eurodollar Interest Period for such Eurodollar Rate Loan, regardless of any change in the Applicable Margin during each such Eurodollar Interest Period. Notwithstanding anything herein to the contrary, (a) until such time as the Adjusted Tangible Net Worth exceeds $30,000,000 as shown
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                 by financial statements of the Company and its Subsidiaries acceptable to the Required Banks, (i) the Applicable Margin for each Floating Rate Loan shall be 1%, (ii) Eurodollar Rate Loans denominated in Dollars may not be elected and (iii) the Applicable Margin for each Eurodollar Rate Loan denominated in a Permitted Currency other than Dollars shall be 3.5%, and
                 (b) during any period of time an Event of Default has occurred and is continuing and has not been waived, the Applicable Margin shall be 1.0% with respect to Floating Rate Loans and 2.5% with respect to Eurodollar Rate Loans, except for Eurodollar Rate Loans denominated in a Permitted Currency other than Dollars, during such times when the Adjusted Tangible Net Worth is less than or equal to $30,000,000, for which the Applicable Margin shall be 3.5% as provided in clause (a) above.

                 (b) The definition of "Commitment" shall be deleted in its entirety and the following shall be inserted in place thereof:

                 "Commitment" shall mean, with respect to each Bank, the commitment of each such Bank to make Loans pursuant to Section 2.1, in amounts not exceeding in aggregate principal amount outstanding at any time the Dollar Equivalent of the respective commitment amounts for each such Bank set forth next to the name of each such Bank in the signature pages hereof, as such amounts may be reduced from time to time pursuant to Section 2.2.

                 (c) The definition of "Eurodollar Rate" shall be amended by deleting the reference in clause (b) therein to "Dollars" and inserting the following in place thereof: "the Permitted Currency in which such Eurodollar Rate Loan is requested to be denominated" and by deleting the reference in the fifth line of clause (b) to "interbank market" and inserting "eurocurrency market" in place thereof.

                 (d) The following definitions shall be added in appropriate alphabetical order:

                 "Applicable Lending Office" shall mean, with respect to any Loan made by any Bank or with respect to such Bank's Commitment, the office of such Bank or any Affiliate of such Bank located at the address specified as the applicable lending office for such Bank set forth next to the name of such Bank in the signature pages hereof or any other office or Affiliate of such Bank or of any Affiliate of such Bank hereafter selected and notified to the Company and the Agent by such Bank.


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                 "Equivalent" of an amount of one currency (the "first
                 currency") denominated in another currency (the "second currency"), as of any date of determination, shall mean the amount of the second currency which could be purchased with the amount of the first currency at the spot or other relevant rate of exchange quoted by the Agent at approximately 11:00 a.m. local time of the Applicable Lending Office on such date.

                 "First Amendment Effective Date" shall mean May 19, 1995.

                 "Optional Currency" shall mean any currency which is freely transferrable and convertible into Dollars and is issued by an Organization for Economic Cooperation and Development ("OECD") country (as such designation shall change from time to time) approved by the Banks. A list of all such approved OECD countries as of the First Amendment Effective Date is set forth on Schedule 1.1 which schedule shall be updated, if necessary, by the Agent on each anniversary of the First Amendment Effective Date.

                 "Original Dollar Amount" shall mean, with respect to any Loan, the Equivalent in Dollars of the original principal amount of such Loan specified in the related request therefor given by the Company pursuant to Section 2.4, (a) as such amount is reduced by payments of principal made in respect of such Loan in Dollars (or the Dollar Equivalent thereof in the case of a payment made in an Optional Currency) and (b) as such amount is adjusted pursuant to Section 3.1(d).

                 "Permitted Currency" shall mean Dollars and any Optional Currency.

         1.2 Section 2.1 shall be amended by adding the following language at the end thereof: "On the date of each Loan, the Equivalent in Dollars on such date of all Loans, including the Loans to be made or requested on such date, shall not exceed the aggregate Commitments."

         l.3     Section 2.4 shall be amended by deleting Sections 2.4(a) and
(b) in their entirety and inserting the following in place thereof:

                 2.4 Disbursement of Borrowings. (a) The Company shall give the Agent notice of its request for each Borrowing in substantially the form of Exhibit D hereto by telecopy not later than 10:00 a.m. Detroit time (i) four Eurodollar Business Days prior to the date such Borrowing is requested to be made if such Borrowing is to be



                                     -3-

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                 made as a Eurodollar Rate Borrowing, and (ii) on the
                 Eurodollar Business Day such Borrowing is requested to be made in all other cases, which notice shall specify whether a Eurodollar Rate Borrowing or a Floating Rate Borrowing is requested and, in the case of each requested Eurodollar Rate Borrowing, the Interest Period to be initially applicable to such Borrowing, and the Permitted Currency in which such Borrowing is requested to be denominated. The Agent, by 2:00 p.m. Detroit time on the same day such notice is given in the event of a Floating Rate Borrowing and not later than by 2:00 p.m. Detroit time on the Business Day next succeeding the day such notice is given in all other cases, shall provide notice of such requested Borrowing to each Bank by telecopy. Subject to the terms and conditions of this Agreement, the proceeds of each such requested Borrowing shall be made available to the Company by depositing the proceeds thereof, in the case of any Borrowing denominated in Dollars, in immediately available funds, in an account maintained and designated by the Company at the principal office of the Agent and, in all other cases, in an account maintained and designated by the Company at a bank acceptable to the Agent in the principal financial center of the country issuing the Permitted Currency in which such Borrowing is denominated or in such other place specified by the Agent.

                 (b) Each Bank, on the date any Borrowing is requested to be made, shall make its pro rata share of such Borrowing available in immediately available, freely transferable, cleared funds for disbursement to the Company pursuant to the terms and conditions of this Agreement, in the case of any Borrowing denominated in Dollars, at the principal office of the Agent and, in all other cases, to the account of the Agent at its designated branch or correspondent bank in the country issuing the Permitted Currency in which such Borrowing is denominated or in such other place specified by the Agent. Unless the Agent shall have received notice from any Bank prior to 2:3O p.m. Detroit time on the date such Borrowing is to be made that such Bank will not make available to the Agent such Bank's pro rata portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date such Borrowing is requested to be made in accordance with this Section 2.4. If and to the extent such Bank shall not have so made such pro rata portion available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Company, and


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
                 such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Agent until the date such amount is repaid to the Agent, at a rate per annum equal to the interest rate applicable to such Borrowing during such period, provided, that, in the case as of a Bank only, the applicable interest rate for the first three days shall be the Federal Funds Rate. If such Bank shall pay such amount to the Agent together with interest, such amount so paid shall constitute a Borrowing by such Bank as a part of such related Borrowing for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such Borrowing available to the Agent shall not relieve any other Bank of its obligations to make available its pro rata portion of such Borrowing on the date such Borrowing is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent on the date of any such Borrowing.

         1.4 Section 2.7 shall be amended by adding a new clause (d) immediately after clause (c) to read as follows: "or (d) elect to convert a Loan denominated in a Permitted Currency to a Loan denominated in another Permitted Currency" and deleting the reference in the seventh line to "three Eurodollar Business Days" and inserting "four Eurodollar Business Days" in place thereof.

         1.5 Section 2.8 shall be deleted in its entirety and the following shall be inserted in place thereof:

                 2.8 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Rate Borrowing pursuant to Section 2.4, or A request for a continuation of a Eurodollar Rate Borrowing as a Eurodollar Rate Borrowing or a request for a conversion of a Floating Rate Loan to a Eurodollar Rate Loan pursuant to Section 2.7 or a request for a conversion of a Loan denominated in a Permitted Currency to a Loan denominated in another Permitted Currency,

                 (a)(i) deposits in the relevant Permitted Currency for periods comparable to the Eurodollar Interest Period elected by the Company are not available to any Bank in the relevant interbank market, or (ii) the Eurodollar Rate will not adequately and fairly reflect the cost to any Bank of making, funding or maintaining the related Eurodollar Rate Borrowing or (iii) by reason of national or

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                 international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for (A) any Bank to make or fund the relevant Eurodollar Rate Borrowing, or (B) any Bank to continue such Eurodollar Rate Borrowing as a Borrowing of the then existing type or to convert a Borrowing to a Eurodollar Rate Borrowing or (C) the Company to make or any Bank to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 8.2, or

                 (b) except with respect to Eurocurrency Loans denominated in a Permitted Currency other than Dollars, the Adjusted Tangible Net Worth does not exceed $30,000,000 and the Interest Coverage Ratio, as calculated for the period consisting of the four most recently ended consecutive fiscal quarters of the Company, is not greater than 5.0 to 1.0, then the Company shall not be entitled, so long as such circumstances continue, to request a Eurodollar Rate Borrowing of the affected type pursuant to Section 2.4 or a continuation of or conversion to a Eurodollar Rate Borrowing of the affected type pursuant to Section 2.7. In the event that such circumstances no longer exist, the Banks shall again consider requests for Eurodollar Rate Borrowings of the affected type pursuant to Section 2.4, and requests for continuations of and conversions to Eurodollar Rate Borrowings of the affected type pursuant to Section 2.7.

         1.6 Section 3.1 shall be amended by adding a new Section 3.1(d) at the end thereof to read as follows:

                 (d) If, pursuant to Section 2.7, a Borrowing, or portion thereof, is continued or converted, such Borrowing or portion thereof shall be repaid on the last day of the related Interest Period in the Permitted Currency in which such Borrowing is then denominated and, (i) in the case of any conversion, the Agent shall readvance to the

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
                 Company the Equivalent of the Original Dollar Amount of the Loan or portion thereof as has been so repaid by the Company in the Permitted Currency requested pursuant to Section 2.7, and (ii) in the case of any continuation, the Agent shall readvance to the Company the same amount of such Permitted Currency as has been so repaid. For purposes of effecting the repayment required by this Section 3.1(d), the Agent shall apply the proceeds of such readvance toward the repayment of such Borrowing or portion thereof on the last day of the related Interest Period. In the case of any conversion, the Agent shall be deemed to have applied the proceeds of such advance toward the purchase of the Permitted Currency to be repaid and to have applied the proceeds of such purchase toward such repayment. If after any such application there shall remain owing an amount of the Permitted Currency due to the Agent, for the benefit of the Banks, or if an excess of such Permitted Currency shall result, the Company shall pay to the Banks, or the Banks shall pay to the Company, as the case may be, the amount of such deficiency or such excess. In the case of any continuation, on the last day of such Interest Period, the Original Dollar Amount of such Borrowing or portion thereof shall be adjusted to the amount in Dollars resulting from the conversion of the amount of such Permitted Currency so readvanced to Dollars determined as of the second Business Day preceding such day. On the date of each such conversion or continuation, if the Dollar Equivalent on such date of all Borrowings, including the Borrowings being converted or continued, exceeds the aggregate amount of the Commitments of the Banks, the Company shall take the following action in the following order until such excess of the Dollar Equivalent of all Borrowings over the aggregate Commitments of the Banks is eliminated: (a) on such date, first, reduce or withdraw any pending request for a new Borrowing in Dollars to be made on such date, second, repay in Dollars any Floating Rate Borrowing denominated in Dollars then outstanding, and third, reduce the amount of, or repay, in the Permitted Currency in which such Loan is denominated, any Borrowing which the Company has requested to be converted or continued on such date, and (b) on the last day of each Interest Period ending thereafter, reduce the amount of, or repay in the Permitted Currency in which such Borrowing is denominated, any Borrowing which the Company has requested to be converted or continued on such last day. The Company shall repay to the Banks on the last day of such related Interest Period an amount in the Permitted Currency in which such Borrowing is denominated equal to the


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
                 amount of such excess or in full if such excess exceeds the amount of such Borrowing, together with all amounts owing to the Banks under Section 3.8 in connection therewith. The repayments referenced in this Section 3.1(d) may be effected through requests for conversions or continuations pursuant to
                 Section 2.7, subject to the terms and conditions of this Agreement, and the repayments discussed in this Section 3.1
                 (d) provide the mechanics for effecting such continuations or conversions from one Permitted Currency to another Permitted Currency.

         1.7 Section 3.3 shall be deleted in its entirety and the following shall be inserted in place thereof:

                 3.3 Payment Method. (a) All payments to be made by the Company hereunder will be made to the Agent for the account of the Banks (i) in the case of principal and interest on any Loan, in the Permitted Currency in which such Loan is denominated, and (ii) in all other cases, in the otherwise specified or relevant currency, and in all cases in immediately available, freely transferable, cleared funds not later than 1:00 p.m. at the place for payment on the date on which such payment shall be come due (x) in the case of principal and interest on any Loan denominated in a Permitted Currency other than Dollars, by credit to the account of the Agent at its designated branch or correspondent bank in the country issuing the relevant Permitted Currency or in such other place specified by the Agent with respect to such Loan pursuant to Section 2.4(b), and (y) in all other cases to the Agent at the address of its principal office specified in
                 Section 8.2. Payments received after 1:00 p.m. at the place for payment shall be deemed to be payments made prior to 1:00 p.m. at the place for payment on the next succeeding Business Day. If authorized by the Company or if payment is not made when due hereunder, after any applicable grace period, if any, the Company hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

                 (b) At the time of making each such payment, the Company shall, subject to the other terms and conditions of this Agreement, specify to the Agent that Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation, the Agent may apply such payments as it may determine in its sole




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                 discretion or, if an Event of Default shall have occurred and be continuing, in the order provided in Section 6.3.

                 (c) On the day such payments are deemed received, the Agent shall remit to the Banks their pro rata shares of such payments in immediately available same day funds, (i) in the case of payments of principal and interest on any Loan denominated in a Permitted Currency other than Dollars, at an account maintained and designated by each Bank at a bank in the principal financial center of the country issuing the Permitted Currency in which such Loan is denominated or in such other place specified by the Agent and (ii) in all other cases, to the Banks at their respective address in the United States specified for notices pursuant to Section 8.2. In the case of payments of principal and interest on any Loan, such pro rata shares shall be determined with respect to each such Bank by the ratio which the outstanding principal balance of its Loan included in such Loan bears to the outstanding principal balance of the Loans of all the Banks included in such Loan and in the case of fees paid pursuant to Section 2.3 and other amounts payable hereunder (other than the Agent's fees payable pursuant to Section 2.3(c) and amounts payable to any Bank under Section 2.4 or 3.6), such pro rata shares shall be determined with respect to each such Bank by the ratio which the Commitment of such Bank bears to the Commitments of all the Banks.

                 (d) This Agreement arises in the context of an international transaction, and the specification of payment in a specific currency at a specific place pursuant to this Agreement is of the essence. Such specified currency shall be the currency of account and payment under this Agreement. The obligations of the Company hereunder shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Banks under normal banking procedure, does not yield the amount of such currency due under this Agreement In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such currency due under this Agreement, the Banks shall have an independent cause of action against the Company for the currency deficit.

                 (e) If for purposes of obtaining judgment in any court it becomes necessary to convert any currency due hereunder into any other


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                 currency, the Company will pay such additional amount, if any as may be necessary to ensure that the amount paid in respect of such judgment is the amount in such other currency which when converted at the Agent's spot rate of exchange prevailing on the date of payment would yield the same amount of the currency due hereunder. Any amount due from the Company under this Section 3.3(e) will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

         1.8 Section 3.7 shall be deleted in its entirety and the following shall be inserted in place thereof.

                 3.7 Illegality and Impossibility. In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, (a) shall make it unlawful or impossible for any Bank to maintain any Loan under this Agreement or (b) shall make it impracticable, unlawful or impossible for, or shall in any way limit or impair the ability of, the Company to make or any Bank to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer. any amount paid or so converted to the address of its principal office specified in Section 8.2, the Company shall upon receipt of notice thereof from such Bank, repay in full the then outstanding principal amount of each Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to such Bank under Section 3.8, (i) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain such Loan to such day, or
                 (ii) immediately if such Bank may not continue to maintain such Loan to such day.

        1.9 Schedule 1.1 shall be added to the Credit Agreement in the form of Schedule 1.1 attached hereto.

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
ARTICLE II. REPRESENTATIONS. The Company represents and warrants to the Agent and the Banks that:

         2.1 The execution, delivery and performance of this Amendment is within its powers, has been duly authorized and is not in contravention with any law, of the terms of its Articles of Incorporation or By-laws, or any undertaking to which it is a party or by which it is bound.

         2.2 This Amendment is the legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof.

         2.3 After giving effect to the amendments herein contained, the warranties contained in Article IV of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

         2.4 No Event of Default or Default exists or has occurred and is continuing on the date hereof.

ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall not become effective until each of the following has been satisfied:

         3.1 This Amendment shall be signed by the Company, the Agent and the Banks.

ARTICLE IV. MISCELLANEOUS.

         4.1 References in the Credit Agreement or in any note, certificate, instrument or other document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

         4.2 The Company agrees to pay and to hold the Agent and the Banks harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Agent and each of the Banks connection with preparing this Amendment and the related documents.

         4.3 Except as expressly amended hereby, the Company agrees that the Credit Agreement, the Notes, the Security Documents and all other documents and agreements executed by the Company in connection with the Credit Agreement in favor of the Agent or the Banks are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

         4.4 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

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

         IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of May 19, 1995 and, upon execution by all parties, this Amendment shall be effective as of the First Amendment Effective Date.



                                     COMSHARE, INCORPORATED

                                     BY: /s/ Kathryn Jehle
                                         ---------------------------
                                             Kathryn Jehle

                                         Its:  Sr. Vice President & CFO
                                              -------------------------


                                     NBD BANK, formerly known as NBD Bank, N.A.,
                                     Individually as a Bank and as agent



                                     BY: /s/ Kelly J. Cotton
                                         ---------------------------
                                             Kelly J. Cotton

                                         Its:  Vice President
                                              -------------------------

                                     SOCIETY BANK

                                     BY: /s/ Michael F. Nold
                                         ---------------------------
                                             Michael F. Nold

                                         Its:  Senior Vice President
                                              -------------------------

                                  SCHEDULE 1.1

                   Member Countries of the Organization for
                     Economic Cooperation and Development
                   as of the First Amendment Effective Date


Austria
Belgium
Canada
Denmark
France
Germany
Greece
Italy
Ireland
Netherlands
Norway
Portugal
Spain
Sweden
Switzerland
United Kingdom
United States
Japan
Finland
Australia
New Zealand